Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 2.5 Year Market - Linked Securities Linked to NDX Preliminary Terms This summary of terms is not complete and should be read with the preliminary pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: The Nasdaq - 100 Index ® (ticker: “NDX”) Underlying: April 25, 2024 Pricing date: October 26, 2026 Valuation date: October 29, 2026 Maturity date: 100.00% Upside participation rate: At least 16.80% * Maximum return at maturity: 17291LRF4 / US17291LRF49 CUSIP / ISIN: The closing value of the underlying on the pricing date Initial underlying value: The closing value of the underlying on the valuation date Final underlying value: (Final underlying value - initial underlying value) / initial underlying value Underlying return: If the final underlying value is greater than the initial underlying value: $1,000 п the underlying return п the upside participation rate, subject to the maximum return at maturity If the final underlying value is less than or equal to the initial underlying value: $0 All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Return amount: You will receive at maturity for each security you then hold, the stated principal amount plus the return amount, which will be either zero or positive Payment at maturity: $1,000 per security Stated principal amount: Preliminary Pricing Supplement dated March 28, 2024 Preliminary pricing supplement: * The actual maximum return at maturity will be determined on the pricing date. ** The diagram and the hypotheticals assume the lowest return at maturity. Hypothetical Payment at Maturity per Security **  The Securities  The Underlying Hypothetical Payment at Maturity Hypothetical Security Return Hypothetical Underlying Return on Valuation Date $1,16 8 .00 16.80% 100.00% $1,16 8 .00 16.80% 50.00% C $1,16 8 .00 16.80% 16.80% $1,16 7 .90 16.79% 16.79% $1,05 0 .00 5.00% 5.00% B $1,00 0 .00 0.00% 0.00% $1,00 0 .00 0.00% - 25.00% A $1,00 0 .00 0.00% - 50.00%

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • Your potential return on the securities is limited to the maximum return at maturity. • You may not receive any return on your investment in the securities. You will receive a positive return on your investment in the securities only if the underlying appreciates from the initial underlying value to the final underlying value. If the final underlying value is less than or equal to the initial underlying value, you will receive only the stated principal amount for each security you hold at maturity. • Although the securities provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the underlying declines or does not appreciate sufficiently from the initial underlying value to the final underlying value . • The securities do not pay interest . • You will not receive dividends or have any other rights with respect to the underlying . • Your payment at maturity depends on the closing value of the underlying on a single day . • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • Sale of the securities prior to maturity may result in a loss of principal. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price . For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement . • The value of the securities prior to maturity will fluctuate based on many unpredictable factors . • The issuer and its affiliates may have conflicts of interest with you . The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.